EXHIBIT 16


                                  March 1, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


We have read Item 4 included in the Form 8-K dated March 8, 2002 of A-Fem Medical Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,




/s/ Arthur Andersen LLP